Exhibit 16

Schedule of Transactions

Name	Date	Nature of Transaction	Amount of Shares	Weighted Average Price per Share
Gregory A. Carlin	7/31/2024	Sale	37,102	$11.01[1]
Gregory A. Carlin	8/1/2024	Sale	100,000	$10.85[2]
Gregory A. Carlin	8/2/2024	Sale	10,718	$10.26[3]
Gregory A. Carlin	8/5/2024	Sale	20,000	$9.47[4]
Gregory A. Carlin	8/7/2024	Sale	12,012	$10.15[5]
Gregory A. Carlin	8/13/2024	Sale	5,058	$9.10[6]
Gregory A. Carlin	8/15/2024	Sale	48,550	$9.31[7]
Gregory A. Carlin	8/16/2024	Sale	69,222	$9.47[8]
Gregory A. Carlin	8/19/2024	Sale	53,466	$9.42[9]

1 The price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.90 to $11.48. The Reporting Persons undertake to provide to the Issuer, any securityholder of the Issuer, or the staff of the U.S. Securities and Exchange Commission upon request, full information about the number of shares sold at each separate price within the ranges set forth in footnotes (1) through (9) herein.

2 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.55 to $11.52.

3 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.20 to $10.50.

4 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.40 to $9.65.

5 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.10 to $10.21.

6 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.10 to $9.12.

7 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.17 to $9.38.

8 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.34 to $9.58.

9 This is a weighted average price. These shares were sold in multiple transactions at prices ranging from $9.22 to $9.50.